EXHIBIT 5.1

January 28, 2005

Board of Directors
RTI International Metals, Inc.
1000 Warren Avenue
Niles, Ohio 44446

Dear Ladies and Gentlemen:

     We have acted as counsel to RTI International Metals, Inc., an Ohio corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 2,500,000 shares of the Corporation’s common stock (the “Common Stock”), pursuant to the terms of the RTI International Metals, Inc. 2004 Stock Plan (the “Plan”).

     In connection with such proposed issuance, we have examined the Plan, the Articles of Incorporation of the Corporation, as amended and restated, the Code of Regulations of the Corporation, as amended and restated, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very truly yours, BUCHANAN INGERSOLL PC
By:	/S/ RICHARD D. ROSE
Richard D. Rose